As filed with the Securities and Exchange Commission on May 22, 1997.
                                                         Registration No. 333-
==============================================================================
                    SECURITIES AND EXCHANGE COMMISSION
                           Washington D.C. 20549
                     ---------------------------------

                                 FORM S-3
                          REGISTRATION STATEMENT
                                   UNDER
                        THE SECURITIES ACT OF 1933
                -------------------------------------------

               TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
          (Exact name of registrant as specified in its charter)
        Delaware                                               13-2846796
        --------                                               ----------
(State or other jurisdiction                                (I.R.S. Employer
    of incorporation or                                    Identification No.)
       organization)


                   -----------------------------------
                                FIELDS LANE
                               P.O. BOX 382
                         BREWSTER, NEW YORK 10509
                              (914) 277-8100
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                   -----------------------------------

                             ANDREW L. SIMON
                                 PRESIDENT
               Touchstone Applied Science Associates, Inc.
           Fields Lane, P.O. Box 382, Brewster, New York 10509
                              (914) 277-8100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copy to:
                            STEVEN R. BERGER, ESQ.
                               Christy & Viener
                               620 Fifth Avenue
                           New York, New York 10020
                   ------------------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:  As soon as practicable after the effective date of this Registration Statement.
               ---------------------------------------------

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                     CALCULATION OF REGISTRATION FEE
Title of each
class of          Amount     Proposed maximum    Proposed maximum     Amount of
securities to     to be     offering price per  aggregate offering  registration
be registered   registered       unit(1)             price(1)           fee(1)

Common Stock
($.0001
par value)      850,000          $0.63              $535,500           $162.28

(1) Estimated solely for purposes of calculating the registration fee on the basis of the last reported sale price of the Common Stock on May 21, 1997 on the Nasdaq SmallCap Market in accordance with Rule 457(c) under the Securities Act of 1933.

  A PORTION OF THE SHARES COVERED BY THIS REGISTRATION STATEMENT ARE ISSUABLE PURSUANT TO OUTSTANDING WARRANTS, THE TERMS OF WHICH PROVIDE FOR A CHANGE IN THE NUMBER OF SHARES ISSUABLE THEREUNDER IN THE EVENT OF A STOCK SPLIT AND IN CERTAIN OTHER EVENTS. PURSUANT TO RULE 416(B) UNDER THE SECURITIES ACT OF 1933, ANY GREATER OR LESSER NUMBER OF SHARES RESULTING FROM ANY ADJUSTMENT OF THE NUMBER OF SHARES ISSUABLE PURSUANT TO SUCH WARRANTS ARE COVERED BY THIS REGISTRATION STATEMENT.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                                          REGISTRATION NO. 333-
PROSPECTUS

                TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.

                       850,000 SHARES OF COMMON STOCK

          This Prospectus relates to up to 850,000 shares (the "Shares") of the Common Stock, par value $.0001 per share (the "Common Stock"), of Touchstone Applied Science Associates, Inc. (the "Company" or "TASA") to be sold from time to time by the holders thereof (the "Selling Stockholders") on the NASDAQ SmallCap Market ("NASDAQ") or otherwise at prices then attainable, less ordinary brokers' commissions and dealers' discounts, as applicable.
The Shares were issued to the Selling Stockholders or are issuable upon the exercise of certain warrants (the "Warrants") issued by the Company to some of the Selling Stockholders. See "The Selling Stockholders" and "Plan of Distribution".

          The Shares have been approved for listing on NASDAQ, subject to notice of issuance. TASA's Common Stock trades on NASDAQ under the trading symbol TASA. The last reported sale price of the Company's Common Stock on NASDAQ on May 21, 1997 was $0.63.

          The Shares are being offered solely for the account of the Selling Stockholders and the Company will receive no part of the proceeds of this Offering, other than proceeds from the payment of the exercise price of the Warrants. See "Use of Proceeds" and "The Selling Stockholders".

          THE COMPANY'S SECURITIES ARE SPECULATIVE IN THAT THEY INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO
LOSE THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" FOR A DISCUSSION OF MATTERS WHICH SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THESE SECURITIES.


                                         Underwriting
                   Price to Public      discounts and     Proceeds to issuer or
                                         commissions         other persons

Per Share              $0.63(1)              -0-                $0.63(1,2)
Total(3)             $535,500(1)             -0-               $535,500(1,2)

1 Estimated, based upon the last reported sale price of the Company's Common Stock on May 21, 1997, the date of this Prospectus.
2 The Company will receive no part of the proceeds of this Offering, other than proceeds from the payment of the exercise price of the Warrants. 250,000 Warrants are exercisable at a price of $0.469 per share, equaling $117,250.00 of proceeds to the Company; 250,000 Warrants are exercisable at a price of $0.50 per share, equaling $125,000.00 of proceeds to the Company.
3 The following are the expenses totaling $24,163 payable by the Company in connection with the issuance and distribution of the Shares: Securities and Exchange Commission registration fee - $163; NASDAQ listing fees - $8,500; fees and expenses of accountants - $1,000; fees and expenses of counsel - $12,500; blue sky fees and expenses - $0; printing expenses - $1,000; miscellaneous - $1,000. All the amounts shown are estimates, except for the Securities and Exchange Commission registration fee and the NASDAQ listing fees.
                        ------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (the "Commission") OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                        ------------------------------

       The date of this Prospectus is ____________, 1997

                 NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS ON BEHALF OF THE COMPANY NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                          AVAILABLE INFORMATION


          The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site (located at http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The Company's Common Stock is listed on NASDAQ and reports and other information concerning the Company can be inspected at NASDAQ.


               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


          The following documents heretofore filed with the Commission by the Company (File Number 0-20303) pursuant to the Exchange Act are incorporated by reference in this Prospectus: the Company's Annual Report on Form 10-KSB for the fiscal year ended October 31, 1996, its Quarterly Report on Form 10-QSB for the fiscal quarter ended January 31, 1997, its Current Reports on Form 8-K filed on December 20, 1996, January 30, 1997 and April 15, 1997. The description of the Company's Common Stock set forth in the Company's Registration Statement on Form 8-A, dated May 28, 1992, filed under the Exchange Act, including any subsequent amendment or report filed for the purpose of updating such description, is also incorporated herein by reference.

          All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Shares covered by this Prospectus shall be deemed to be incorporated by reference into this Prospectus and to be a part of this Prospectus from the respective dates of the filing of such documents. Any statement contained in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          This Prospectus incorporates certain documents by reference which are not presented herein or delivered herewith. Copies of such documents (other than exhibits not specifically incorporated by reference into the text of such documents) are available, without charge, to each person to whom this Prospectus is delivered, on the written or oral request of such person, to Touchstone Applied Science Associates, Inc., Fields Lane, P.O. Box 382, Brewster, New York 10509, Attention: Secretary (telephone (914) 278-7100).

          IN CONNECTION WITH THIS OFFERING, CERTAIN SELLING STOCKHOLDERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK OF THE COMPANY ON NASDAQ IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "PLAN OF DISTRIBUTION".

          UNTIL __________________, 1997, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.



                           TABLE OF CONTENTS


AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . . .2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE. . . . . . . . .2
SUMMARY INFORMATION  . . . . . . . . . . . . . . . . . . . . . .4
RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . .5
BUSINESS . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . . 15
THE SELLING STOCKHOLDERS . . . . . . . . . . . . . . . . . . . 15
PLAN OF DISTRIBUTION . . . . . . . . . . . . . . . . . . . . . 16
SELECTED HISTORICAL FINANCIAL INFORMATION. . . . . . . . . . . 17
LEGAL OPINIONS . . . . . . . . . . . . . . . . . . . . . . . . 18
EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . 18

                         SUMMARY INFORMATION

          The following summary is qualified in its entirety by the detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus.

THE COMPANY

          Touchstone Applied Science Associates, Inc. (the "Company" or "TASA") designs, develops, publishes and distributes educational tests, instructional materials, and computer software to elementary and secondary schools, colleges and universities.

          Management believes that Degrees of Reading Power and Degrees of Word Meaning tests are widely recognized as having advanced the state-of-the-art in educational assessment. From descriptions contained in Tests in Print published by Buros Institute of Mental Measurements, which endeavors to cover all tests published in the United States, it is management's belief that DRP tests were the first, and remain the only, commercial standardized tests whose results can be directly interpreted with respect to the textual materials that students can read. Management further believes that DRP tests are the only existing instruments that can measure progress toward one or more standards or requirements that are established by examining how well prose in books or other sources must be comprehended for particular purposes. As a result, DRP tests are especially useful in accountability assessments and in measuring literacy. Management believes that DWM tests are the first measures of the size of a student's reading vocabulary.

          Certain specially prepared secure forms of the Company's DRP tests are licensed for one-time or limited use by states and other forms listed in the Company's catalog are licensed for an indefinite period of time to school districts throughout the United States and Canada. In accord with the United States Copyright Office's definition, secure test forms are composed of text and test items that have never before been administered and are typically used in only one test administration before they are destroyed. The Company provides secure tests annually for administration in certain grades by the states of Connecticut, New York and Virginia. The Company also sells its tests through catalogs to school districts. The Company believes that approximately four million DRP tests, for which the Company is the sole source proprietor, are administered each year in states, school districts, college and university testing programs. See "Business".

          The Company presently maintains its corporate offices at Fields Lane, P.O. Box 382, Brewster, New York 10509; and its telephone number is 914-277-8100.

THE SELLING STOCKHOLDERS

          This Prospectus relates to the registration of the resale of an aggregate of 850,000 shares of the Company's Common Stock as follows:
(a) 150,000 shares which were issued to Michael D. Beck and his immediate family in January 1997 pursuant to the completion of the Company's acquisition of Beck Evaluation & Testing Associates, Inc. Michael D. Beck is currently a director and Vice President of the Company; (b) 100,000 shares issued by the Company to Paris Group, Ltd. ("Paris Group"), a financial consultant retained by the Company; (c) 100,000 shares issued by the Company to Meyers Pollock Robbins, Inc. ("Meyers Pollock"), a financial consultant retained by the Company, and 250,000 shares issuable upon the exercise of Warrants issued by the Company to Meyers Pollock; and (d) 250,000 shares issuable upon the exercise of Warrants issued by the Company to Jericho State Capital Corp. of Florida ("Jericho"), a financial consultant retained by the Company. Meyers Pollock may act as a market maker in the Company's securities, and Paris Group, Meyers Pollock and Jericho provide financial consulting and advisory services to the Company pursuant to separate consulting agreements. Paris Group's consulting agreement expires in 2001, subject to earlier termination by the Company. Meyers Pollock's consulting agreement expires in 1999. Jericho's consulting agreement has an initial term of one year, subject to automatic renewal. Paris Group is located at 14 Fourth Street, Farmingville, New York 11738, telephone: (516) 736-2130. Meyers Pollock is located at One World Trade Center, Suite 9151, New York, New York 10048, telephone (212) 323-3000. Jericho is located at 2500 Military Trail, Suite 240, Boca Raton, Florida 33431, telephone: (561) 989-0091. Michael Beck and his immediate family, Paris Group, Meyers Pollock and Jericho are collectively referred to herein as the "Selling Stockholders". See "The Selling Stockholders" and "Certain Relationships and Related Transactions".

                              RISK FACTORS

          The Shares offered hereby are speculative and involve a high degree of risk. An investment in the Shares is suitable only for persons who can afford to sustain the loss of their entire investment. Prospective investors should carefully consider the following factors in addition to those described elsewhere in this Prospectus before making an investment decision.

          NO DIVIDENDS. The payment by the Company of dividends, if any, in the future, rests within the discretion of its Board of Directors and will depend, among other things, upon the Company's earnings, its capital requirements and its financial condition as well as other relevant factors. The Company has no present intention of paying any cash dividends on its Common Stock in the foreseeable future, as it intends to use its earnings, if any, to generate growth.

          PRODUCT RECALLS. The Company uses a sophisticated technology to produce its tests. Within the state-of-the-art, the Company warrants to replace, at no additional charge, any test form which is not in accord with the specifications described in its manuals. To date, the Company has not had to provide any such replacement tests. Substantial product recalls could have a material adverse effect on the Company's operations. In addition, a claimed defect in the test or the failure of the Company's test to perform for the use which the Company specifies may subject the Company to claims of liability for damages.

          NO FORMAL FEASIBILITY STUDIES. The Company intends to rely on the judgment and conclusions of its management and their expertise. No formal marketing studies have been done by the Company and no reports from outside agencies have been obtained, nor does the Company intend to do or obtain such studies.

          RAPID POLICY AND TECHNOLOGICAL CHANGES. The field of which the Company's products are a part has been characterized in recent years by significant and rapid policy and technological changes. The ability of the Company to operate profitably in the future will depend in part upon its ability to develop and maintain a technically competent research staff and its ability to adapt to changes in the field. It is anticipated that, in the future, changes and modifications will be required in order to keep pace with changes in the field. There can be no assurance that competitors will not develop technology which will render the Company's products unmarketable or obsolete.

          PATENTS, COPYRIGHTS, TRADEMARKS AND TRADE SECRETS.  The United
States Patent Office issued a patent (No. 4,943,239) to Bertram L. Koslin, the Company's then President, on July 24, 1990, for the Test Answer and Score Sheet Device. Pursuant to an agreement between the Company and Mr. Koslin, all rights, title and interest to the Test Answer and Score Sheet were assigned to the Company. The United States Copyright Office has issued copyrights to the Company. There is no assurance that the patent and copyrights issued to the Company are enforceable and there is no assurance that the Company will derive any competitive advantage therefrom. While the patent and copyrights are deemed important to the Company, they are not considered essential to the success of the Company's business. The issuance of the patent and copyrights may be insufficient to prevent competitors from designing around the patented or copyrighted aspects. In addition, there is no assurance the Company's product will not infringe on patents or copyrights owned by others, licenses to which may not be available to the Company, or that competitors will not develop functionally similar products outside the protection of the patent. Moreover, there is no assurance that the validity of the patent and copyrights in the future will be sustained if judicially tested. See "Business --Patents, Copyrights, Trademarks and Trade Secrets".

          GOVERNMENT REGULATIONS. The degree of government regulations to be imposed upon the Company and the field in which the Company operates is uncertain at this time.

          Under Title 1 of the 1994 Improving America's Schools Act (IASA), schools that serve large numbers of children from low income families receive financial assistance from the Federal Government to expand and improve their educational programs to meet the needs of educationally deprived students. Title 1 regulations include a requirement that schools receiving Title 1 funds must evaluate student growth or progress in reading. It is management's belief that State Education Authorities (SEAs) find DRP test results to be in accord with the regulations for Title 1, as DRP tests are used by schools to evaluate Federally-supported Title 1 programs.

          If post-secondary institutions enroll students who have not graduated from high school, or obtained their GED certificate, the United States Department of Education requires the students to pass an approved "ability-to-benefit" test before the institution can grant Federal financial assistance to the students. All forms of DRP tests were approved in June 1991 for "ability-to-benefit" determinations. According to new regulations issued by the Department of Education, only test batteries that generate both verbal and quantitative scores will be approved. The Company does not currently have any tests that measure quantitative abilities. Therefore, as of October 25, 1996, DRP tests may not be used by post-secondary institutions for "ability-to-benefit" determinations.

          Management knows of no other applicable government regulations or of any other instance in which DRP tests failed to meet government regulations. The Company's management believes it may be necessary to obtain other government approvals for its products including the DWM tests. If necessary, a portion of the Company's revenues may be directed toward obtaining such approvals, and any such expenditures will occur without the assurance that approvals will be achieved. Additionally, the extent of potentially adverse government regulations which might arise from future legislative or administrative action cannot be predicted. While the Company knows of no government regulations other than those referenced above, it would represent a serious problem should the Company's tests fail to meet any government regulation. Such failure would mean that the Company's tests could not be used in any program governed by any such regulation. See "Business-- Government Regulation".

          COMPETITION.   Success in the industry will be based on scientific
and technological superiority, service, product support, the availability of patent protection, access to adequate capital, the ability to successfully develop and market products and processes and the ability to obtain government approvals. There is intense competition in the industry and there are both domestic and foreign companies which may be deemed dominant competitors.
There can be no assurance that the features of the Company's products and/or its ability to provide quality services will permit the Company to compete successfully in its designated marketplace.

          The Company is subject to competition from various sources. It is anticipated that the Company's principal competition comes from established profit and non-profit companies in the testing business and testing departments within certain states and school districts, all of which have considerably larger and greater financial and human resources and marketing capabilities. See "Business--Competition".

          ADDITIONAL FINANCING. The Company has traditionally generated sufficient funds from operations to meet growth objectives. The accelerated rate of fulfilling these objectives (which are subject to annual revision) depends upon the net proceeds from the sale of securities. Additional financing may be required for further expansion for operational expenditures. If additional financing is required, there can be no assurance that such financing will be available, or that it can be obtained on terms satisfactory to the Company.

          DEPENDENCE ON KEY PERSONNEL. The business of the Company will be largely dependent upon the active participation of its executive officers and directors, Andrew L. Simon, Linda G. Straley, Stephen H. Ivens, Michael D. Beck and Michael Milone. The loss or unavailability to the Company of any of such individuals could have a material adverse effect on the Company's business prospects and potential earning capacity. If necessary, the Company has several stock option plans designed to attract additional qualified individuals to employment or association with the Company.

          EFFECTIVE CONTROL BY MANAGEMENT.   As of April 30, 1997, there
were 8,139,322 shares of Common Stock outstanding and 1,500 shares of Series
A Preferred Stock, par value $.0001 per share (the "Preferred Stock"), outstanding. Each share of Common Stock is entitled to one vote per share and each share of Preferred Stock is entitled to 3,000 votes per share. Consequently, there are an aggregate of 12,639,322 eligible votes for the Company's outstanding capital stock.

          All of the shares of Common Stock and Preferred Stock owned by Andrew L. Simon, Linda G. Straley and Stephen H. Ivens, as well as certain other persons affiliated with the Company or the Voting Trust (as defined below), other than shares deemed to be owned beneficially by such officers and directors because they may be acquired through the exercise of currently exercisable stock options, are held in a voting trust (the "Voting Trust"), pursuant to a Voting Trust Agreement, dated as of August 19, 1992, as amended. Until his death, Bertram L. Koslin had been sole Voting Trustee. Julius Ostreicher, the attorney for the Estate of Bertram L. Koslin, Andrew
L. Simon, the Chairman of the Board of Directors and the President of the Company, and Eileen West, a former director of the Company, were appointed as successor Voting Trustees on March 30, 1995, pursuant to an amendment to the Voting Trust Agreement. Unless the Voting Trustees exercise their right to terminate the Voting Trust earlier, the Voting Trust shall terminate on August 18, 2002. Because the Voting Trust has the sole and exclusive power to exercise all voting rights with respect to the shares of Common Stock and Preferred Stock deposited in the Voting Trust, the Voting Trust has sole voting and dispositive power with respect to 1,463,055 shares of Common
Stock (and, therefore, 1,463,055 votes) and with respect to 1,500 shares of Preferred Stock (and, therefore, 4,500,000 votes). Accordingly, the Voting Trust has the power to exercise 5,963,055 votes, or 47.2% of all eligible votes.

          SHARES AVAILABLE FOR RESALE. 5,100,000 shares of the total of the Company's issued and outstanding stock were originally issued as "restricted securities" as that term is defined under Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act"), and in the future only may be sold in compliance with Rule 144 of the Act, or pursuant to a Registration Statement filed under the Act. Rule 144 provides, in essence, that a person holding restricted securities for a period of one (1) year may sell those securities in unsolicited brokerage transactions or in transactions with a market-maker, in an amount up to one (1%) percent of the Company's outstanding Common Stock every three (3) months. Additionally, Rule 144 requires that an issuer of securities make available adequate current public information with respect to the issuer. Rule 144 also permits, under certain circumstances, the sale of shares by a person who is not an affiliate of the Company and who has satisfied a two-year holding period without any quantity limitation and whether or not there is adequate current public information available. Investors should be aware that sales under Rule 144, or pursuant to a Registration Statement filed under the Act, may have a depressive effect on the market price of the Company's securities in any market that may develop
for such shares.   As of March 31, 1997, 1,463,055 shares have been outstanding for more than one year and could be publicly sold in accordance with Rule 144.

          POSSIBLE ISSUANCE OF ADDITIONAL SHARES. The Company's Board of Directors has the power to issue any or all of the Company's additional Common Stock and Preferred Stock without stockholder approval. Management presently anticipates that it may choose to issue such shares to acquire business interests or other types of property in the future, although the Company presently has no commitments, contracts or intentions to issue any additional shares. Potential investors should be aware that any such stock issuances may result in a reduction of the book value or market price, if any, of the outstanding shares of Common Stock. If the Company issues additional shares, such issuance will reduce the proportionate ownership and voting power of each other stockholder. Further, any new issuance of shares may result in a change in control of the Company.

          The ability of the Board of Directors to issue additional shares without further stockholder action might serve as an anti-takeover device, notwithstanding the desire of stockholders to change management or accept a takeover offer. The ability of the Board of Directors to issue new shares may make the cost of a takeover prohibitively expensive to anyone attempting to acquire the Company.

          BROKER-DEALER SALES OF THE COMPANY'S COMMON STOCK. The Company's securities may be covered by a Commission rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 jointly with their spouse). For transactions covered by the rule, broker-dealers must make a special suitability determination for any purchaser and receive each purchaser's written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell the Company's securities and also may affect the ability of any purchasers in this offering to sell their shares in the secondary market.

          LIMITATION ON LIABILITY OF DIRECTORS. As permitted by the General Corporation Law of the State of Delaware, the Company's Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages resulting from breaches of his or her fiduciary duty as a director, including breaches which constitute gross negligence. As a result, the right of the Company and its stockholders to obtain monetary damages for acts or omissions of directors will be more limited than they would be in the absence of such provision.
The provision would not apply to a violation of a director's responsibility under federal securities laws.

          REQUIREMENT OF CONTINUING REGISTRATION. The Company must have a current and effective registration statement on file with the Commission in order for a Selling Stockholder to sell his or its Shares or for a warrant
holder to be able to exercise its Warrants.   Various state securities laws
relating to qualification of securities for sale in such states may also be applicable. Necessarily, there can be no assurance that the Company will, at all times during the life of the Warrants, be able to secure or maintain such registration or qualification; and in the event it is unable to do so, the Warrants will not be exercisable and will be valueless.


                                   BUSINESS

          Touchstone Applied Science Associates, Inc. (the "Company") designs, develops, publishes and distributes educational tests, instructional materials and computer software to elementary and secondary schools, colleges and universities. The Company was originally incorporated in the State of New York in 1976. In August 1991, the Company changed its corporate domicile to Delaware by merger into a Delaware corporation created exclusively for that purpose.

          The Company's original corporate purpose when it was founded was to perform research for others under contract. Therefore, some Company-developed products were marketed by the College Board. In July 1988, all rights to the Company-developed Degrees of Reading Power ("DRP") tests were assigned by the College Board to the Company. With the acquisition of rights to DRP tests, the Company changed corporate purposes becoming an educational publisher instead of a contract research firm.

          In addition to Primary, Standard and Advanced DRP tests, the Company also publishes Degrees of Word Meaning ("DWM") tests. The Company's tests assess student progress in the following interrelated components of literacy:

    . the ability to comprehend the surface meaning of increasingly more difficult textual material;

    . the ability to reason with--that is, analyze, evaluate and extend the ideas that are presented in--increasingly more difficult textual material; and

    . the size of students' reading vocabularies by measuring their understanding of the meaning of words appearing in naturally occurring contexts.

          Management believes that Degrees of Reading Power and Degrees of Word Meaning tests are widely recognized as having advanced the state-of-the-art in educational assessment. From descriptions contained in Tests in Print published by Buros Institute of Mental Measurements (which endeavors to cover all tests published in the United States), it is management's belief that DRP tests were the first, and remain the only, commercial standardized tests whose results can be directly interpreted with respect to the textual materials that students can read. Management further believes that DRP tests are the only existing instruments that can measure progress toward one or more standards or requirements that are established by examining how well prose in books or other sources must be comprehended for particular purposes. As a result, DRP tests are especially useful in accountability assessments and in measuring literacy. Management further believes, based upon descriptions in TESTS IN PRINT, DWM tests are the first measures of the size of a student's reading vocabulary.

          Certain specially prepared secure forms of the Company's DRP tests are licensed for one-time or limited use by states and other "shelf" forms listed in the Company's catalog are licensed for an indefinite period of time to school districts throughout the United States and Canada. In accordance with the United States Copyright Office's definition, secure test forms are composed of text and test items that have never before been administered and are typically used in only one test administration before they are destroyed. The Company provides secure tests annually for administration in certain grades by the states of Connecticut, New York, and Virginia. Because the Company's secure tests are mandatory in certain grades and because the tests it sells through its catalog are generally administered by school entities that require students to take them, management believes approximately 4 million DRP tests, for which the Company is the sole source proprietor, are administered each year in states and school districts, and in college and university testing programs.

DEGREES OF READING POWER TESTS

          When traditional, norm-referenced or criterion-referenced tests are required or legislated, they tend to prescribe the nature of instruction in the classroom. Because such tests typically contain specific items that measure discrete skills, teachers often drill students on the skills that are tested. While such drill and practice may raise the test scores on traditional tests, there is little or no evidence that such drill and practice leads to improvement in the desired educational outcome.

          Because traditional reading tests are timed, they are unable to distinguish between slow, competent readers and fast, careless readers.
Both types of students can earn identical scores even though their development and instructional needs are markedly different. More important, these tests often penalize those students who tend to become overly anxious when asked to work under tight deadlines. Another limitation is that traditional tests may require students to supply content knowledge about the passages being read and/or they may contain questions that can be answered without reading the passage. These conditions make test bias very difficult to control and the interpretation of test results ambiguous.

          The primary purpose of traditional, standardized tests is to discriminate among students. Items for such tests are selected more on the basis of their difficulty than on what the items actually assess. Student performance on traditional, standardized tests is generally reported on one or more norm-referenced scales--grade equivalents, percentiles and/or standings. While norm-referenced scales may be used to assess the relative performance of a student, norms are not adequate for reporting what students can read or how much growth in reading has occurred over time.

          In developing DRP tests for assessing reading comprehension, the Company's ultimate objective was to design reading comprehension tests that would have a beneficial impact on curriculum and instruction. Since teachers would continue to have incentives to teach to such required tests, the test format had to be designed so that teaching to the test would be synonymous with the teaching of reading comprehension.

          DRP tests also had to meet a number of other desirable objectives. For example, the item format and the cognitive task asked of students had to be consistent across all grades to ensure continuity of measurement. Without such continuity, in terms of what is measured and how it is measured, it is practically impossible to assess student growth in reading comprehension. In addition, the scale upon which the results would be reported had to remain invariant over time. While the benefits of meeting these objectives may appear to be obvious, it is management's belief that no other standardized test currently administered in schools has been able to completely meet them (based upon the previously referenced descriptions in Tests in Print published by Buros Institute of Mental Measurements). The final objective for DRP tests was to develop a score scale that had functional meaning. A score scale in reading that has functional meaning would be one that would describe what students are able to read and how well they are able to do so. The references for this type of score scale could be instructional materials used in the classroom, materials used in the military or in various occupations and professions, or "real world" reading tasks such as driver's license manuals, newspapers, magazines and the like.

            While there would be many advantages to a score scale that permitted a functional interpretation of student performance in reading, a key advantage would be in the setting of expectations or standards in reading-- standards set in terms of the actual capability of students to function on "real world" reading tasks with a functionally referenced score scale.

            Currently, three distinct but related kinds of DRP tests are available off the shelf for qualified customers: Primary, Standard and Advanced. The most distinguishable feature of all DRP test forms is the item format used to assess comprehension.

            PRIMARY AND STANDARD DRP TESTS. Primary and Standard DRP tests are a holistic measure of how well students understand the meaning of text. As much as is possible in a testing situation, these tests determine how well a student reads under real-life conditions in and out of school. Primary and Standard DRP tests are single-objective tests measuring how well students understand the surface meaning of what they read. As such, they measure the process of reading rather than products of reading such as main idea and author purpose.

            Primary and Standard DRP tests consist of nonfiction paragraphs and/or passages on a variety of topics. Each passage has been written, edited and calibrated by the Company. The individual test passages are stored in the Company's "Test Passage Bank", and each test is created by selecting the appropriate test passages from the Test Passage Bank to satisfy the criteria set for a particular test. Within these paragraphs and passages, words have been deleted and the student is asked to select the correct word for each deletion in text from a set of multiple-choice options.

            Important features of the Primary and Standard DRP tests are:
(1) they are untimed; (2) the paragraphs and passages form a linearly ordered scale (i.e., all paragraphs and passages, from the easiest to the hardest, measure the same construct of reading); (3) the results can be interpreted in terms of what students can read; and (4) the tests are particularly sensitive to the assessment of growth in reading across the grades.

            ADVANCED DRP TESTS. Advanced DRP tests have been developed that extend the definition of comprehension employed in the Primary and Standard DRP tests.

            Advanced DRP test items engage those cognitive processes required to remember, think about, analyze, derive, combine, or evaluate propositions in text. Correct answers to these items are never simple rewordings or
restatements of the text.   Finally, like the Primary and Standard DRP tests,
the passages on the Advanced DRP tests do not require the student to supply topic/content knowledge in order to choose the unambiguously correct answer.

            The items on Advanced DRP tests assess the ability to choose that integration of propositions which is valid within a paragraph, between adjacent paragraphs, and between two or more non-adjacent paragraphs. Stated more simply, Advanced DRP tests assess how well students are able to reason with textual materials. The questions can be considered "higher order" because the correct answer depends upon the student being able to recognize which response option is properly derived from the text.

            As is true of the Primary DRP paragraphs and the Standard DRP passages, there is no evidence that teachers can successfully circumvent the instructional process by teaching to the format of the Advanced DRP passages. While students need to be familiar with the format of any test prior to its administration, there is no evidence that extensive practice on "cloze-type" exercises will improve student scores on DRP tests.

DEGREES OF WORD MEANING TESTS

            Degrees of Word Meaning tests are the first measures of the size of a student's reading vocabulary. Unlike conventional standardized vocabulary tests, which only rank order students by such normative statistics as percentile ranks, DWM tests measure growth toward adult proficiency levels.
It is expected that schools will administer both Standard DRP tests and DWM tests using the Company's combined Test Answer Sheet.

SOFTWARE PRODUCTS

            The Company has designed and produced computer software products that are sold as instructional aids for reading development. Among the products are MicRA->DRP, which allows the user to determine the difficulty of written text. Additionally, in 1996, the Company introduced DRP->BOOKLINK and Browzer->BOOKLINK, which allow teachers to find appropriate books for each student based upon interest categories and reading ability.

TEST SCORING AND RELATED REPORTING SERVICES

            The Company provides scanning, scoring, and reporting services to schools and districts. Company-copyrighted test answer sheets or licensed answer sheets are required for the administration of all of the Company's tests. Answer marks on these sheets are interpreted by scanner-computer systems that use Company-proprietary software. For example, Company-copyrighted conversion tables are used to convert the total number of right answers on a given DRP test form into a DRP score that indicates how well a student can comprehend text of given difficulty (readability). These DRP scores are also interpreted normatively (e.g., in terms of national percentiles) using the Company's proprietary data. Primary, Standard and Advanced DRP and DWM norms indicate a student's percentile rank in relation to students nationally in his or her grade.

            All District, School and Class Level Reports of the Company's test results are copyrighted by the Company, as are various Parent and Individual Reports that may be ordered by school systems. Schools may also order score reports on Company-copyrighted pressure-sensitive labels for inclusion in permanent records.

            State education departments and other educational institutions may purchase a license to score the Company's tests. Third-party firms that provide scanning and scoring services to schools may also be licensed to score the Company's tests. Similarly, the Company licenses MicRA->DRP and other computer software.

APPLICATIONS OF THE DRP TECHNOLOGY

            DRP tests have been adopted by a wide variety of educational institutions and agencies including state departments of education, colleges and universities, schools and school districts. While the desire to improve the quality of instruction in reading may be the ultimate reason DRP tests are administered in educational settings, other reasons are also important. DRP tests are used in education to determine eligibility for graduation, allocate resources to districts, document school accountability, set and maintain promotion standards, place students into adult basic education and GED (Graduate Equivalency Degree) programs of study and evaluate student progress in adult literacy programs.

            Because the Company's secure tests are mandatory in certain grades and because the tests it sells through its catalog are generally administered by school entities that require students to take them, management believes approximately 4 million DRP tests, for which the Company is the sole source proprietor, are administered each year in states and school districts and in college and university testing programs.

            DRP tests have been adopted as one component of the Connecticut Mastery Testing Program in grades 4, 6 and 8. In New York State, DRP tests are the reading component in the Regents Competency Testing program (RCT).
A student must attain a certain score on the RCT to be awarded a high school diploma. In Virginia, DRP tests have been adopted as part of the Literacy Testing Program in grade 6. In each of these instances, DRP tests serve as an indicator of whether valued educational outcomes have been achieved.

            DRP test scores are utilized for placement of students in both four- and two-year institutions. DRP tests are used to screen, identify, place and evaluate the progress made by such students at, for example, such four-year institutions as the University of Cincinnati, Bowling Green University and the University of Northeastern Missouri. Among two-year institutions, the Oregon System of Community Colleges uses DRP test results to place students in ABE (Adult Basic Education) and GED programs of study, while the College of Lake County (Illinois), Tarrant Community College (Texas) and Triton College (Illinois) use DRP tests to monitor student progress and maintain exit standards in reading.

            The use of DRP tests as measures of accountability has been increasing over the last few years--especially as the limitations of norm-referenced score scales become more widely understood. One such limitation of traditional tests is the lack of security associated with repeated administrations of the same two "shelf" forms of the tests. To counter this limitation, new fully secure DRP tests are constructed annually. These fully secure DRP tests are only available on a contract basis and cannot be purchased "off-the-shelf".

            DRP test results are reported on a text difficulty scale. Therefore, student test results can be used to select instructional materials that best meet the needs of the students. In other words, teachers can avoid the student frustration that arises when materials are too difficult and the boredom that comes when materials are too easy.

            In addition to the other features of DRP and DWM tests, the availability of normative data for the tests means they can be used for Federal program evaluations. Finally, DRP and DWM tests are in accord with the professional standards for testing promulgated by the American Psychological Association, the American Educational Research Association and the National Council for Measurement in Education.

BETA

            As of January 2, 1997, the Company acquired all of the outstanding capital stock of Beck Evaluation & Testing Associates, Inc. ("BETA"). BETA provides consulting services to schools and publishers.

COMPETITION

            Success in the industry will be based on scientific and technological superiority, service, product support, the availability of patent protection, access to adequate capital, the ability to successfully develop and market products and processes and the ability to obtain government approvals. Although there is intense competition in the industry and there are both domestic and foreign companies which may be deemed dominant competitors, the Company believes that the features of its products coupled with its ability to provide quality services will permit the Company to compete successfully in its designated marketplace.

            The Company is subject to competition from various sources. It is anticipated that the Company's principal competition comes from established for-profit and non-profit companies in the testing business and testing departments within certain states and school districts, all of which are considerably larger and have greater financial and human resources and marketing capabilities.

            Although there are a number of for-profit firms that develop, publish, market, and distribute educational tests, the market is dominated by three: CTB/McGraw-Hill, Lake Forest, Illinois, and Monterey, California; the Psychological Corporation, San Antonio, Texas; and The Riverside Publishing Company, Chicago, Illinois. As large, well-established publishers of educational tests and related products and services, these firms are considered strong competitors of the Company.

            There are a number of non-profit organizations that develop, publish and distribute educational tests. For example, the American College Testing Program (ACT), Iowa City, Iowa; American Council on Education (ACE), Washington, DC; and Educational Testing Service (ETS), Princeton, New Jersey. In addition, there are various organizations that sponsor educational tests even though they do not have the technical capability to produce tests. For example, the College Board, New York, New York, sponsors the Scholastic Assessment Test (SAT) which is developed for the College Board by ETS. All of these non-profit organizations have, or have access to, the capability to develop, publish and distribute tests to schools. Currently, ACT, College Board, and ETS publish one or more educational tests for the school market.

            A number of states, and some school districts, have their own test development and publishing capabilities. It is management's belief that the largest developer of educational tests for its own use is the New York State Education Department, which produces a variety of tests, including the New
York State Regents examinations. Although the Company's DRP tests are licensed for specific use over fixed periods of time by three states that develop other tests for their own use--Connecticut, New York and Virginia-- this does not necessarily mean that the Company's tests will be licensed to other states that develop their own statewide tests. In contracts between the Company and states, as in purchase orders executed with the Company by any educational institution, the Company--which is the sole-source proprietor of DRP tests--retains copyright ownership of all tests, items and other materials. This ownership is acknowledged on the inside cover of the test booklets or in some other prominent place in cases where DRP tests are part of a testing program that carries a state name.

            There are a number of for-profit and non-profit firms that provide test design, production and consulting services to states under contract.
For example, Advanced Systems in Measurement and Evaluation, Inc., Dover,
New Hampshire; IOX Assessment Associates, Los Angeles, California; National Evaluation Systems (NES), Amherst, Massachusetts; and National Computer Systems (NCS), Iowa City, Iowa; are among the for-profit firms that supply test development, printing, distribution, and scoring services to individual states under contract. Among the non-profit organizations, ACT and ETS have conducted such contract work for states and ETS is the current contractor for the National Assessment of Educational Progress. By enabling states to have tests developed and administered to their own specifications, these for-profit and non-profit firms compete indirectly with the Company. In terms of size alone, these firms have greater marketing capability and resources than does the Company.

MARKETING

            The Company markets its products and services as follows:

            (a) Sales of secure tests to large scale users such as state education departments are conducted directly by the Company's staff. This includes making presentations and negotiating contracts and license agreements.

            (b) Sales of the Company's products and services as described in the Company's catalog are made primarily through direct mail campaigns to elementary school, secondary school and college markets. The Company also advertises its products in trade journals.

            (c) In addition, the Company's staff and its independent consultants provide presentations and in-service workshops supporting the Company's products.

PRICING AND OTHER CUSTOMER TERMS

            The Company sells its products on a contract or purchase order basis in accordance with a published price list. Depending upon the contract or the purchase order, the Company sells its product on a net 30-day or C.O.D. basis. The Company does not offer extended credit terms to its customers. Historically, bad debts have not been material.

GOVERNMENT REGULATIONS

            The degree of government regulations to be imposed upon the Company and the field in which the Company engages is uncertain at this time.

            Under Title 1 of the 1994 Improving America's Schools Act (IASA), schools that serve large numbers of children from low income families receive financial assistance from the Federal government to expand and improve their educational programs to meet the needs of educationally deprived students. Title 1 regulations include a requirement that schools receiving Title 1 funds must evaluate student growth or progress in reading. It is management's belief that State Education Authorities (SEAs) find DRP test results to be in accord with the regulations for Title 1, as DRP tests are used by schools to evaluate Federally-supported Title 1 programs.

            If post-secondary institutions enroll students who have not graduated from high school, or obtained their GED certificate, the United States Department of Education requires the students to pass an approved "ability-to-benefit" test before the institution can grant Federal financial assistance to the students. All forms of DRP tests were approved in June 1991 for "ability-to-benefit" determinations. According to new regulations issued by the Department of Education, only test batteries that generate both verbal and quantitative scores will be approved. The Company does not currently have any tests that measure quantitative abilities. Therefore, as of October 25, 1996, DRP tests may not be used by post-secondary institutions for "ability-to-benefit" determinations.

            Management knows of no other applicable government regulations or of any other instance in which DRP tests failed to meet government regulations. The Company's management believes it may be necessary to obtain other government approvals for its products including the DWM tests. If necessary, a portion of the revenues of the Company may be directed toward obtaining such approvals, and any such expenditures will occur without the assurance that approvals will be achieved. Additionally, the extent of potentially adverse government regulations which might arise from future legislative or administrative action cannot be predicted.


PATENTS, COPYRIGHTS, TRADEMARKS AND TRADE SECRETS

          The United States Patent Office issued a patent (No. 4,943,239) to Bertram L. Koslin, the Company's former President, on July 24, 1990, for the Test Answer and Score Sheet Device. Pursuant to an agreement between the Company and Mr. Koslin, all rights, title and interest to the Test Answer and Score Sheet were assigned to the Company. There is no assurance that the patent assigned to the Company is enforceable and there is no assurance that the Company will derive any competitive advantage therefrom. While the patent is deemed important to the Company, it is not considered essential to the success of the Company's business. The issuance of the patent for the Test Answer and Score Sheet Device may be insufficient to prevent competitors from essentially duplicating the product by designing around the patented aspects. In addition, there is no assurance the Company's product will not infringe on patents owned by others, licenses which may not be available to the Company or that competitors will not develop functionally similar products outside the protection of the patent. Moreover, there is no assurance that the validity of the patent issued for the Test Answer and Score Sheet Device or any other Company product in the future will be sustained if judicially tested.

            As of October 31, 1996, the United States Copyright Office has issued 66 copyrights to the Company for shelf-secure test booklets, annually secure test booklets, reports and manuals. The Company regularly asserts copyrights to all of its test and instructional materials.

            The following are registered trademarks of the Company:

            TASA, the TASA logo, Degrees of Literacy Power, DLP, Degrees of Reading Power, DRP, Degrees of Word Meaning, DWM, Traveling Classroom Library, TCL, MicRA->DRP, Browzer, the Browzer dog logo, Booklore, and DRP->BOOKLINK (pending) and Browzer->BOOKLINK (pending).

            Trade secrets are maintained by licenses for software and certain proprietary data. In addition, all employees execute nondisclosure agreements as a condition of employment.

                             USE OF PROCEEDS

            The Company will not realize any proceeds from the sale of the Shares by the Selling Stockholders. The Company will realize proceeds only from the exercise of Warrants held by some of the Selling Stockholders, which proceeds, if all such Warrants are exercised, would aggregate $242,250. The Company will use the net proceeds from the exercise of such Warrants for working capital purposes.

                         THE SELLING STOCKHOLDERS

            An aggregate of 850,000 shares of Common Stock are being offered pursuant to this Prospectus. The following is a description of the Selling Stockholders.

            MICHAEL D. BECK, CONNIE BECK AND MICHAEL D. BECK, AS CUSTODIAN FOR AMANDA P. BECK. The Shares being offered pursuant hereto include 75,000 shares owned by Michael D. Beck, 37,500 shares owned by Connie Beck, Mr. Beck's wife, and 37,500 shares owned by Mr. Beck, as custodian for his minor daughter, Amanda P. Beck. These shares were issued by the Company pursuant to a transaction concluded as of January 2, 1997, in which the Company purchased all of the outstanding capital stock of Beck Evaluation & Testing Associates, Inc. ("BETA") from the holders of such shares for a purchase price equal to (i) $130,000 in cash, (ii) $150,000 payable in promissory notes, bearing interest at the rate of 8 1/4% and maturing on January 2, 1999, and (iii) 150,000 shares of the Company's Common Stock. Mr. Beck and members of Mr. Beck's immediate family owned 100% of the outstanding stock of BETA. As of January 2, 1997, BETA became a wholly-owned subsidiary of the Company and Mr. Beck continues to serve as the President of BETA. Mr. Beck was elected as Vice President of the Company on January 2, 1997, and as a
director of the Company on March 28, 1997.   As of January 2, 1997, the
Company entered into an employment agreement with Michael D. Beck, pursuant to which the Company agreed to employ Mr. Beck, and Mr. Beck agreed to remain, as the Company's Vice President and as President and Chief Executive Officer of BETA, a wholly-owned subsidiary of the Company, for a term of three years, subject to automatic yearly extensions and certain rights of termination as provided in such agreement. As of the date of this Prospectus, Mr. Beck beneficially owns an aggregate of 119,500 shares of the Company's Common Stock, which includes 7,000 shares owned jointly with his wife, Connie Beck, and the 37,500 shares held by Mr. Beck as custodian for his minor daughter. Mr. Beck also holds options to acquire 125,000 shares of the Company's Common Stock, which options were issued pursuant to the Company's Amended and Restated 1991 Stock Option Incentive Plan and which are not currently exercisable.

            PARIS GROUP, LTD. The Shares being offered pursuant hereto include 100,000 shares owned by Paris Group, a financial consultant retained by the Company pursuant to a consulting agreement dated as of December 13, 1996. The consulting agreement is for a five-year term, although the Company may terminate it earlier upon 20 days' prior written notice to Paris Group. Pursuant to the consulting agreement, Paris Group has agreed to provide financial management and consulting services in order to assist the Company in meeting its short-term and long-term financial and strategic goals, and includes the following services: analysis of proposed business opportunities; strategic planning; and identifying and evaluating merger, acquisition, joint venture and strategic alliance opportunities. Paris Group has no authority to bind the Company to any contracts or commitments.

            As of the date of this Prospectus, Paris Group owns an aggregate of 100,000 shares of the Company's Common Stock. Mr. William Hayde is the sole stockholder of Paris Group. Mr. Hayde beneficially owns an additional 155,000 shares of the Company's Common Stock, which shares were purchased in the open market. Paris Group is located at 14 Fourth Street, Farmingville, New York 11738.

            MEYERS POLLOCK ROBBINS, INC. The Shares being offered pursuant hereto also include 100,000 shares owned by Meyers Pollock, a financial consultant retained by the Company in February 1997, and 250,000 shares issuable upon the exercise of warrants issued to Meyers Pollock in connection with such consulting arrangement. The Company's consulting agreement with Meyers Pollock is initially for a two-year term, although it may be terminated by either party at any time after one year upon thirty days' prior written notice to the other party. Meyers Pollock also acts as a market maker in the Company's securities. Pursuant to the consulting agreement, Meyers Pollock has agreed to provide the following services: assisting in the Company's relations with investors, securities analysts and brokers, financial public relations and strategic planning. Meyers Pollock has no authority to bind the Company to any contracts or commitments.

            In connection with the consulting agreement, the Company issued to Meyers Pollock warrants (the "Meyers Pollock Warrants") to purchase up to 250,000 shares of the Company's Common Stock. The Meyers Pollock Warrants are exercisable at any time and from time to time through February 24, 2002, at an exercise price of $0.469 per share (which was the closing price of the Company's Common Stock on the date of the consulting agreement). The number of shares issuable pursuant to the Meyers Pollock Warrants is subject to adjustment in the event of a stock dividend, stock split, combination, reclassification or similar event.

            As of the date of this Prospectus, Meyers Pollock beneficially owns an aggregate of 353,000 shares of the Company's Common Stock, which includes the 100,000 shares described above and the 250,000 shares issuable upon the exercise of the Meyers Pollock Warrants. Meyers Pollock is located at One World Trade Center, Suite 9151, New York, New York 10048.

            JERICHO STATE CAPITAL CORP. OF FLORIDA. The Shares being offered pursuant hereto also include 250,000 shares issuable upon the exercise of warrants issued by the Company to Jericho, a financial consultant retained by the Company in March 1997. The Company's consulting agreement with Jericho is initially for a one-year term, although it is subject to automatic yearly renewals and it may be terminated by either party at any time upon thirty days' prior written notice to the other party. Pursuant to the consulting agreement, Jericho has agreed to provide the following services: assisting in the Company's relations with investors, securities analysts and brokers, financial public relations, strategic planning and assisting the Company in identifying and consummating acquisitions. Jericho has no authority to bind the Company to any contracts or commitments.

            In connection with the consulting agreement, the Company issued to Jericho warrants (the "Jericho Warrants") to purchase up to 250,000 shares of the Company's Common Stock. The Jericho Warrants are exercisable at any time and from time to time through March 6, 2002, at an exercise price of $0.50 per share (which was the closing price of the Company's Common Stock on the date of the consulting agreement). The number of shares issuable pursuant to the Jericho Warrants is subject to adjustment in the event of a stock dividend, stock split, combination, reclassification or similar event.

            As of the date of this Prospectus, Jericho beneficially owns only the 250,000 shares issuable upon the exercise of the Jericho Warrants. Jericho is located at 2500 North Military Trail, Suite 240, Boca Raton, Florida 33431.


                          PLAN OF DISTRIBUTION

            The Selling Stockholders expect to sell the Shares primarily through brokers' transactions over NASDAQ at prices then attainable, less ordinary brokers' commissions and dealers' discounts, as applicable.

            The Selling Stockholders and any broker or dealer to or through whom any of the Shares are sold ("Brokers") may be deemed to be underwriters within the meaning of the Act with respect to the Shares offered hereby, and any profits realized by the Selling Stockholder or the Brokers may be deemed to be underwriting commissions. To the best of the Company's knowledge, brokers' commissions and dealers' discounts, taxes and other selling expenses to be borne by the Selling Stockholders are not expected to exceed normal selling expenses for sales over NASDAQ or otherwise, as the case may be.

            The registration of the Shares under the Act shall not be deemed an admission by the Selling Stockholders or the Company that any Selling Stockholder is an underwriter for purposes of the Act of any of the Shares offered pursuant to this Prospectus.

                  SELECTED HISTORICAL FINANCIAL INFORMATION

            The selected historical financial information presented below for and as of the end of each of the two fiscal years in the period ended October 31, 1996, is derived from the Financial Statements of the Company, which financial statements have been audited by Lazar Levine & Co. LLP, independent certified public accountants. The selected historical financial information presented below for and as of the end of the fiscal year ended October 31, 1994 is derived from the Financial Statemetns of the Company, which financial statements have been audited by Thomas J. Marion, CPA, independent certified public accountant, as set forth in his report thereon. The Consolidated Financial Statements as of October 31, 1996 and October 31, 1995 and for each of the two years in the period ended October 31, 1996 and the report of Lazar Levine & Co. LLP thereon, and the Consolidated Financial Statements as of October 31, 1994 and for the fiscal year ended October 31, 1994 and the report of Thomas J. Marion thereon, are included in the Company's Annual Report on Form 10-KSB for the fiscal year ended October 31, 1996, incorporated herein by reference. The selected historical financial information presented below as at January 31, 1997 and 1996 and for the three months ended January 31, 1997 and 1996, is derived from the unaudited condensed consolidated financial statements of the Company, included in the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended January 31, 1997, incorporated herein by reference, which in the opinion of the Company's management includes all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the information set forth therein. This selected historical financial information should be read in conjunction with the consolidated financial statements, related notes, management's discussion and analysis of financial condition and results of operations and other financial information incorporated herein by reference. The results of operations for the three months ended January 31, 1997 are not necessarily indicative of results that can be expected for the full year.

                                                              QUARTER ENDED
                            YEAR ENDED OCTOBER 31,             JANUARY 31,
                          -------------------------         -------------------

                           1996        1995        1994        1997       1996
                          ------      ------      ------      ------     ------

INCOME STATEMENT DATA:


Operating revenues      $2,519,908  $2,314,594  $2,027,521   $937,511   $775,616
Net sales                2,519,908   2,314,594   2,027,521    937,511    775,616
Gross profit             1,808,344   1,359,687   1,488,539    677,399    572,270
Income (loss)
    from operations        108,430      24,867  (1,328,455)   213,315    239,772
Income (loss) before
    income taxes           211,257     129,642  (1,311,533)   224,423    257,768
Net income (loss)          192,048     155,146    (658,696)   151,442    166,549
Earnings (loss) per share      .03         .02        (.10)       .02       .02



BALANCE SHEETS:

Current assets          $4,458,538  $3,449,356  $3,681,972  4,418,366 $3,881,718
Total assets             8,975,542   8,416,732   8,300,187  9,411,362  8,661,801
Long-term obligations      728,250     571,250     886,250    785,864    552,500
Total liabilities        1,591,807   1,699,492   1,908,255  1,679,508  1,621,171
Working capital          4,116,202   2,923,276   3,439,128  4,024,816  3,394,974
Stockholders' equity     7,383,735   6,717,240   6,391,932  7,731,854  7,040,630

                              LEGAL OPINIONS

          The validity of the shares of the Common Stock offered hereby will be passed upon for the Company by Christy & Viener, New York, New York. Steven R. Berger, Esq., a partner in the firm of Christy & Viener participating in the work on this matter, is a director of the Company.
Mr. Berger holds options, pursuant to the Company's Directors Stock Option Plan, covering an aggregate of 7,500 shares of the Company's Common Stock.


                                 EXPERTS

          The consolidated financial statements of the Company appearing in its Annual Report (Form 10-KSB) for the fiscal year ended October 31, 1994, have been audited by Thomas J. Marion, CPA, independent certified public accountant, as set forth in his report thereon included therein and referred to herein. Such financial statements are incorporated herein in reliance upon the reports of Thomas J. Marion, CPA, pertaining to such financial statements (to the extent covered by consents filed with the Commission) given upon the authority of Mr. Marion as an expert in accounting and auditing.

          The consolidated financial statements and schedules of the Company appearing in the Company's Annual Report (Form 10-KSB) for the year ended October 31, 1996, have been audited by Lazar Levine & Co. LLP, independent certified public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 PART II


INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

          The expenses payable by the Company in connection with the issuance and distribution of the Shares are set forth below. All the amounts shown are estimates, except for the Securities and Exchange Commission registration fee and the NASDAQ listing fees.


     Securities and Exchange
      Commission registration fee. . . . . . . . . .   $          163
     NASDAQ listing fees . . . . . . . . . . . . . . . .        8,500
     Fees and expenses of accountants. . . . . . . . . .        1,000
     Fees and expenses of counsel. . . . . . . . . . . .       12,500
     Blue Sky fees and expenses. . . . . . . . . . . . .            0
     Printing expenses . . . . . . . . . . . . . .              1,000
     Miscellaneous . . . . . . . . . . . . . . . . . . .        1,000
                           Total . . . . . . . . . .        $  24,163

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          Article 10 of the Registrant's Restated Certificate of Incorporation and Article IX of the Registrant's Amended and Restated By-Laws provide for indemnification of officers and directors of the Registrant, to the fullest extent permitted by applicable law, for expenses, liabilities and losses actually and reasonably incurred by them in connection with actual or threatened claims, actions, suits or proceedings by reason of the fact that such persons are or were officers or directors of the Registrant. Such indemnification right includes the right to receive payment in advance of expenses incurred by the persons seeking indemnification in connection with claims, actions, suits or proceedings, to the fullest extent consistent with applicable law. The Amended and Restated By-Laws provide that the right to indemnification is a contract right and authorize the Registrant to obtain insurance to effect indemnification. Section 145 of the General Corporation Law of the State of Delaware grants each corporation organized thereunder, such as the Registrant, express powers to indemnify its directors and officers.

          The Registrant carries directors' and officers' liability insurance covering losses up to $1,000,000 (subject to certain deductible amounts).

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)  The following Exhibits are filed as part of this Registration Statement:


4.1 Certificate of Incorporation, dated August 22, 1991 filed with the Secretary of State of the State of Delaware*

4.2 Certificate of Merger, dated August 26, 1991, filed with the Secretary of State of the State of Delaware*

4.3    Amended and Restated By-Laws***

4.4 Certificate of Designations of Series A Preferred Stock, dated March 24, 1995, filed with the Secretary of State of the State of Delaware**

4.5    Specimen Certificate evidencing shares of Common Stock*

4.6    Form of Warrant***


5      Opinion of Christy & Viener***


23.1   Consent of Christy & Viener (included in Exhibit 5)


23.2   Consent of Thomas J. Marion, CPA***


23.3   Consent of Lazar, Levine & Company LLP***

______________________
* Incorporated herein by reference to the exhibit contained in the Company's Registration Statement on Form SB-2 (File No. 33-65766) under the Securities Act of 1933, as amended, filed with the Commission on July 7, 1993.

** Incorporated herein by reference to the exhibit contained in the Company's Annual Report (Form 10-KSB/A-1) for the fiscal year ended October 31, 1994.

*** Filed herewith.

ITEM 17.  UNDERTAKINGS.

  (1)  The undersigned Registrant hereby undertakes:

       (a) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement: to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

       (b) That for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Act") each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 EXPERTS

       The consolidated financial statements of the Company appearing in its Annual Report (Form 10-KSB) for the fiscal year ended October 31, 1994, have been audited by Thomas J. Marion, CPA, independent certified public accountant, as set forth in his report thereon included therein and referred to herein. Such financial statements are incorporated herein in reliance upon the reports of Thomas J. Marion, CPA, pertaining to such financial statements (to the extent covered by consents filed with the Commission) given upon the authority of Mr. Marion as an expert in accounting and auditing.

       The consolidated financial statements of the Company appearing in its Annual Report (Form 10-KSB) for the fiscal year ended October 31, 1996, have been audited by Lazar, Levine & Company LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Lazar, Levine & Company LLP pertaining to such financial statements (to the extent covered by consents filed with the Commission) given upon the authority of Lazar, Levine & Company LLP as an expert in accounting and auditing.

                               SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brewster, State of New York, on the 22nd day of May, 1997.

                             TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.


                             By:    /s/ ANDREW L. SIMON
                               ---------------------------------------------
                               Andrew L. Simon
                               Chairman of the Board and President

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Andrew L. Simon, Linda G. Straley and Stephen H. Ivens, or any of them, his or her attorney-in-fact, for him or her in any and all capacities, with full power of substitution and resubstitution, to sign any amendments, including any post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his or her substitutes, may do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


     Signature                          Title                         Date
    -----------                        -------                       ------

  /s/ ANDREW L. SIMON
------------------------
Andrew L. Simon                   Director, President and Chief    May 22, 1997
                                  Executive Officer (principal
                                  executive and financial officer)


  /s/ LINDA G. STRALEY
------------------------
Linda G. Straley                  Director                         May 22, 1997


  /s/ STEPHEN H. IVENS
------------------------
Stephen H. Ivens                  Director                         May 22, 1997


  /s/ MICHAEL. D. BECK
------------------------
Michael D. Beck                   Director                         May 22, 1997


  /s/ STEVEN R. BERGER
------------------------
Steven R. Berger                  Director                         May 22, 1997


  /s/ MICHAEL MILONE
------------------------
Michael Milone                    Director                         May 22, 1997

                             INDEX TO EXHIBITS


  Exhibit                           Description                          Page
-----------                        -------------                        ------
   4.1       Certificate of Incorporation, dated August 22, 1991 filed
             with the Secretary of State of the State of Delaware*        --


   4.2       Certificate of Merger, dated August 26, 1991, filed with
             the Secretary of State of the State of Delaware*             --


   4.3       Amended and Restated By-Laws***                              26


   4.4       Certificate of Designations of Series A Preferred Stock,
             dated March 24, 1995, filed with the Secretary of State of
             the State of Delaware**                                      --


   4.5       Specimen Certificate evidencing shares of Common Stock*      --


   4.6       Form of Warrant***                                           42


   5         Opinion of Christy & Viener***                               49

   23.1      Consent of Christy & Viener (included in Exhibit 5)          --

   23.2      Consent of Thomas J. Marion, CPA***                          50

   23.3      Consent of Lazar, Levine & Company LLP***                    51


-----------------------------
* Incorporated herein by reference to the exhibit contained in the Company's Registration Statement on Form SB-2 (File No. 33-65766) under the Securities Act of 1933, as amended, filed with the Commission on July 7, 1993.

** Incorporated herein by reference to the exhibit contained in the Company's Annual Report (Form 10-KSB/A-1) for the fiscal year ended October 31, 1994.

*** Filed herewith.